EXHIBIT 21

Subsidiaries of Registrant

Macatawa Bank - 100% owned
Incorporated as a Michigan Banking Corporation
10753 Macatawa Drive
Holland, Michigan 49424

Macatawa Statutory Trust II - 100% owned
Statutory Trust under the laws of the State of Delaware
10753 Macatawa Drive
Holland, Michigan 49424